Exhibit 99.2


                                 PROMISSORY NOTE

$2,000,000                                                        June 13, 2003

FOR VALUE RECEIVED, Yosemite Gateway Partners, L.P ., a California limited partnership (the "Maker") promises to pay to Next9 LLC, a California limited liability company, or holder ("Holder") at the address set forth for the Holder on the signature page hereof, or such other place as the Holder may from time to time designate, in lawful money of the United States, the principal sum of Two Million Dollars ($2,000,000.00) plus interest thereon, as set forth below.

     1. Interest. Interest on the principal balance of this Note outstanding from time to time shall accrue at a rate equal to ten percent (10% ) per annum, compounded annually.

     2. Payments and Maturity. The principal and interest on this Note shall be payable on or before June 12, 2004 (the "Maturity Date"). All payments hereunder shall be applied first, to any interest then accrued and unpaid, then to any other charges due with respect to this Note, and then to the reduction of principal. In addition, in the event the Note is not fully repaid on or before the Maturity Date, as extended, Maker shall be obligated to pay a late charge of $300 per day for each day after the Maturity Date, until the date all principal and accrued interest is paid in full. There shall be no prepayment penalty or charge for partial or full prepayments of principal or interest on this Note.

     3. Security. This Note is secured by a third lien deed of trust ("Deed of Trust") against approximately 33 acres of real property owned by Maker in Tuolumne County, California, as more particularly described in the Deed of Trust. Pursuant to a separate Subordination Agreement of even date herewith, Holder has agreed to subordinate the lien of the Deed of Trust to a new deed or deeds of trust securing not more than $4,000,000 of new debt financing. In the event new debt is secured by the property , Maker shall tender a principal reduction equal to fifty (50%) percent of the net proceeds from the new financing after payment of the existing obligations secured by the first teed of trust and by the second deed of trust. The payment on this Note shall be applied first to the outstanding accrued interest hereunder, and then to the principle balance. This Note is non-recourse to the General Partners and to the Limited Partners of Maker.

     4.   Default. Maker shall be in default under this Note if:

          A. Maker fails to pay any amounts due hereunder on or before the due date thereof, including without limitation all principal and accrued interest on or before the Maturity Date; or

          B. Maker voluntarily files for or is adjudicated as bankrupt or insolvent, seeks or consents to the appointment of a receiver or trustee for itself or for all or any part of its property , files a petition seeking relief under the bankruptcy or similar laws of the United States or any state or any other competent jurisdiction, makes a general assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due; or

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          C.   There is an event of default under the Promissory Note made by
               Maker in favor of Investment Grade Loans, et al, secured by a first lien deed of trust against the Property, or under the Promissory Note made by Maker in favor of Douglas Curtis, secured by a second lien deed of trust against the Property , or under any indebtedness which replaces the foregoing indebtedness and is senior in priority to the Deed of Trust.

     5. Remedies. Upon any default under this Note, Holder may (i) declare the entire principal sum and all accrued and unpaid interest hereunder immediately due and payable, and/or (ii) foreclose under the Deed of Trust against the Property. Failure to exercise anyone or more of the foregoing remedies upon any default by the Maker shall not constitute a waiver of the right to exercise the same or any other remedies at any subsequent time with respect to the same event or any other default.

     6. Waivers. Maker waives diligence, presentment, protest and demand and also notice of protest, demand, dishonor, acceleration, intent to accelerate, and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time without notice, and consent to the acceptance of further security or the release of any security for this Note, all without in any way affecting the liability of Maker . Holder may waive its right to require performance of or compliance with any term, covenant or condition of this Note only by express written waiver .

     7. Notices. All notices hereunder must be in writing and shall be effective (i) if delivered by hand, upon delivery; or (ii) if sent by mail, upon the earlier of the date of receipt or three (3 ) business days after deposit in the mail, certified or registered, postage prepaid.

     8. Time of Essence. Time is of the essence with respect to all matters set forth in this Note.

     9. Replacement Note. If this Note is destroyed, lost or stolen, Maker will deliver a new note to each Holder on the same terms and conditions as this Note with a notation of the unpaid principal and accrued and unpaid interest in substitution of the prior Note. The Holder shall furnish to the Maker reasonable evidence that the Note was destroyed, lost or stolen and any security or indemnity that may be reasonably required by the Maker in connection with the replacement of this Note.

     10. Enforcement. Maker shall pay all costs, including, without limitation, reasonable attorneys' fees and costs incurred by Holder in collecting the sums due hereunder or in connection with the foreclosure of the Deed of Trust, whether or not any legal action is actually filed, litigated or prosecuted to judgment of award. In the event any action or legal proceeding concerning this Note or the enforcement of any rights hereunder, Holder shall be entitled to, in addition to any other relief to which Holder may be entitled, all legal and court costs and expenses, including reasonable attorneys' fees, incurred by Holder in connection with such action.

     11. Governing Law; Severability. This Note shall be governed by and construed in accordance with the laws of State of California as applied to contracts entered into and to be performed entirely within that state. If any provision hereof is in conflict with any statute or rule of California or otherwise is unenforceable for any reason, then such provisions shall be deemed separable from and shall not invalidate any other provision of this Note.
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     12.  Successors and Assigns. The terms of this Note shall inure to the benefit of, and bind, the Maker and the Holder and their respective successors and permitted assigns.

MAKER:

Yosemite Gateway Partners, L.P .

By:  /s/ Thomas C. Dashiell
     ----------------------
         General Partner

By: : /s/ Gregory D. Fish
      -------------------
          General Partner

         Maker's Address:                   Holder's Address:
         Post Office Box 5125                        Post Office Box 105
         2957 Avalon Avenue                          La Jolla, CA 92038
         Berkeley, CA 94705